Real estate sales contract (land and building)

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Real Estate Display

		Location	Lot Number	land classification	Land area (public registry)	(Equity interest)
Land	①		Number	building lot	㎡	-th (e.g. one fifth)
	②		Number		㎡	-th (e.g. one fifth)
	③		Number		㎡	-th (e.g. one fifth)
	④		Number		㎡	-th (e.g. one fifth)
	⑤		Number		㎡	-th (e.g. one fifth)
	total amount (unit)				㎡	

Buildings	Location				house number		
	type		structure	wooden structure ing	slate	ams	an N-storey building
	floor space	1 floor ㎡		2 floor ㎡	3 floor ㎡		
					total amount ㎡		

special	Following Margins

Purchase Price and Method of Payment, etc. (1) Purchase Price

Purchase price (Article 1)	Total amount (including consumption tax equivalent)		Amount Yen
	(Breakdown)	land price	Amount Yen
		Building price	Amount Yen (Amount equivalent to consumption tax) Amount (Yen)
Deposit (Article 2)	Payment upon conclusion of contract		Amount Yen
Interim Payment (Article 3)	Reiwa — year — month — day		Amount Yen
Remaining balance (Article 3)	Reiwa year month day		Amount Yen

By surveying the land by the area obtained. Whether or not the purchase price is settled (Article 4)	☑ nil			
	◻ Yes			
	Land subject to settlement	◻ If there is no private road burden (including the portion of the road boundary setback), the entire subject real estate land		
		◻ Land area excluding private road burden (including road boundary setback area), if any.		
		◻		
	Settlement standard area (Paragraph 2 of the same article)	— ㎡	Settlement unit price (paragraph 2 of the same article)	Per square meter — Yen
Date of delivery (Article 6)	☑ Date of receipt of full purchase price	◻ Reiwa year month day		
Amount of penalty (Article 13.2)	☑ Amount equivalent to 20% of the purchase price	◻ ( )		

loan	Availability of financing (Article 14) ☑ Yes ◻ nil	
	Where to apply: Date of obtaining loan approval: Reiwa year month day (Paragraph 2 of the same article)	Loan amount Amount Yen
	Where to apply: Date of obtaining loan approval: Reiwa year month day (Paragraph 2 of the same article)	Loan amount Amount Yen
	Where to apply: Date of obtaining loan approval: Reiwa year month day (Paragraph 2 of the same article)	Loan amount Amount Yen

Matters confirmed by both the seller and the buyer with respect to "the main structural components of the building" or "the parts that prevent rainwater infiltration "*.	◻ Yes Confirmation document: Summary of the results of the building condition survey (for explanation of important matters) (see attached) Documentation author: Date of documentation: Reiwa year month day
	☑ nil

*State whether or not any of the building condition inspections conducted by the existing house condition survey engineer were conducted within the past year, etc.

special contract

Please refer to the Special Terms and Conditions.

seller Prostyle Inc. and buyer is,

A contract for the sale and purchase of the real estate described herein (hereinafter referred to as the "Contract") has been executed. As evidence thereof, an original copy of this Agreement shall be prepared, signed and sealed by the Seller and the Buyer, and retained by the Buyer. The Seller shall receive a copy from the Buyer.

Reiwa year month day

seller license number Governor of Tokyo (2) rdin 100343 issue

Address 3-6-23 Kita-Aoyama, Minato-ku, Tokyo

registered real-estate broker (Kanagawa) ordinal 096803 issue

Prostyle Inc.

Name Satoshi Oyamatsu, President and Representative Director ㊞ Megumi Takeda

buyer Address

Name ㊞

Real Estate Agents and Building Traders

( ) ordinal issue

㊞

registered real-estate broker

ordinal issue

Revenuestamp

(Objects of sale and purchase price)

Article 1. The seller sold the land (hereinafter referred to as "the land") and the building (hereinafter referred to as "the building"; the land and the building are collectively referred to as "the property") to the buyer for the purchase price (hereinafter referred to as "the purchase price"), and the buyer purchased them.

(Deposit)

Article 2. The Buyer shall pay to the Seller the stated deposit (the "Deposit") The Buyer shall pay to the Seller the deposit (the "Deposit") at the time of execution of this Agreement.

2 The Seller and the Buyer agree to apply the deposit to a portion of the purchase price, without interest, at the time of payment of the balance of the purchase price as defined in Article 3.

(Time and method of payment of the purchase price, etc.)

Article 3. The buyer shall pay the seller the stated interim payment (hereinafter referred to as the "interim payment") and the stated balance (hereinafter referred to as the "balance"), which is the remaining amount after deducting the deposit and interim payment from the purchase price, by the respective payment dates.

2 Unless otherwise instructed by the seller, the buyer shall pay the purchase price, various settlement amounts and other expenses by bank transfer to the account designated by the seller, and the bank transfer slip shall be used as a receipt. The buyer shall bear the bank transfer fee.

(area to be sold, final survey, settlement of payment)

Article 4. If the seller and buyer agree that the area of the land to be sold will be the same as the area stated on the land registry, and if there is any discrepancy between the stated area and the area as surveyed, neither the seller nor the buyer will make any claims, including objections, complaints, or requests for an increase or decrease in the sales price.

2 If the buyer has indicated that they would like to settle the purchase price based on the area obtained through a land survey, the seller will deliver a final survey map produced by a qualified surveyor in the presence of the owner of the adjoining land and other interested parties, at the buyer's expense, by the payment date. If there is a difference between the area of the land subject to the notation settlement and the standard area for notation settlement, the seller and buyer will sign a memorandum on the settlement of the purchase price and settle the purchase price on the payment date using the notation settlement unit price.

3 The seller and buyer agree that the area of the building to be sold will be the stated area (or, in the case of a newly built building, the area stated in the building confirmation application, calculated using the wall core method), and that neither the seller nor the buyer will raise any objections, complaints, or make any other claims, such as for an increase or decrease in the sales price, even if there is a difference between this stated area and the area measured by a survey or the area stated in the registry.

(Time of transfer of ownership)

Article 5. Ownership of the Property shall be transferred from the Seller to the Buyer when the Buyer pays the Seller the full amount of the purchase price and the Seller receives the same.

(Delivery)

Article 6. The Seller shall deliver the Property to the Buyer on the indicated delivery date.

2 Upon delivery of the Property, the Seller and the Buyer shall execute and deliver to the Seller and the Buyer a document stating the date of completion of delivery (the "Date of Completion of Delivery"). The Seller and the Buyer shall prepare a document stating the date of

(Cancellation of mortgage, etc.)

Article 7. The seller will remove and cancel any and all encumbrances that prevent the buyer from exercising his/her full ownership rights, etc., regardless of the name or form, such as statutory liens, security interests such as mortgages, superficies, usufructuary rights such as leasehold rights, etc., at the seller's responsibility and expense, by the time of transfer of ownership as stipulated in Article 5.

(Registration of transfer of ownership, etc.)

Article 8. The seller will apply for registration of transfer of ownership of the property (in the case where the building is new and there is no title registration or registration of preservation of ownership for the building, the seller will apply for registration of transfer of ownership for the land and registration of title and registration of preservation of ownership for the building) at the same time as receiving the full purchase price from the buyer.

2 The registration procedures under this Agreement shall be carried out by a judicial scrivener designated by the Seller (or a land and building surveyor and judicial scrivener if the building is a new construction).

3 The costs required for the registration application in Paragraph 1 (including the land and house surveyor's fee and judicial scrivener's fee (both including actual costs) for the land and house surveyor and judicial scrivener designated in the preceding paragraph to carry out the registration application procedures)) shall be borne by the buyer. However, the seller shall bear the costs of changing the registered owner's name and address in order to fulfill the seller's obligations under this contract before the transfer of the property.

(Loss or damage before completion of delivery)

Article 9. The seller and buyer may terminate this contract by giving written notice to each other if, before the completion of delivery of the property, the property is lost or damaged due to a natural disaster or other event that cannot be attributed to the fault of either the seller or the buyer, and it becomes impossible to fulfill this contract. In addition, the buyer may refuse to pay the purchase price until this contract is terminated.

2 Even if the property is damaged for the reasons stated in the previous paragraph before the completion of the transfer of the property, if it is possible to fulfill the contract by repairing the damage, the seller will repair the property and transfer it to the buyer. However, if it is economically impossible to make repairs, for example if the repairs would incur excessive costs for the seller, even if the property is physically repairable, it shall be deemed that performance of this contract has become impossible, and the reasons for cancellation in the preceding paragraph shall have arisen.

3 Upon termination of this Agreement pursuant to Paragraph 1, the Seller shall promptly return all monies received to the Buyer without interest.

(Sharing of taxes and public dues, etc.)

Article 10. The seller and buyer shall share the revenue generated by the property, as well as the property taxes, city planning taxes and other public taxes and dues levied on the property, and the usage fees for gas, water, electricity and other ancillary facilities, as well as various other charges and expenses, regardless of who the addressee is, the amount of the taxes and public charges for the period up to the day before the completion of delivery shall be the seller's revenue or burden, and the amount for the period after the completion of delivery shall be the buyer's revenue or burden, and the settlement shall be made on the day of completion of delivery. The starting date for the calculation of taxes and public charges shall be January 1.

2 If the amount of taxes such as fixed assets tax and city planning tax for the fiscal year in which the transfer date of this property falls is not yet determined by the transfer date, it shall be settled based on the amount of taxes for the fiscal year preceding the fiscal year in which the transfer date falls, and even if the amount of such taxes increases or decreases at a later date, no further settlement shall be made.

(Liability for noncompliance with contract)

Article 11. If the property delivered does not conform to the terms of the contract in terms of type or quality (hereinafter referred to as "non-conforming"), the buyer may request the seller to repair the property. However, the seller may repair the property in a way that is different from the method requested by the buyer, as long as this does not place an unreasonable burden on the buyer.

2 If the property delivered is not in accordance with the contract, the buyer may demand compensation for damages from the seller instead of or in addition to repair, except in cases where the non-conformity of the contract is due to reasons that cannot be attributed to the seller in light of this contract and social norms in the transaction.

3 If the property delivered is non-conforming to the contract, the buyer may cancel the contract after giving the seller a reasonable amount of time to repair the property, unless the non-conformity is minor in light of the contract and prevailing business practices.

4 If the buyer cancels this contract in accordance with the provisions of the preceding paragraph and the buyer incurs damages, the buyer may claim damages from the seller, except in cases where the non-conformity of the contract is due to reasons that cannot be attributed to the seller in light of this contract and common sense in business transactions. In this case, the penalty provisions of Article 13, Paragraph 2 do not apply.

5 If the property handed over is not in accordance with the contract, the buyer may request the seller to repair the property within a reasonable time period, and then request a reduction in the purchase price in proportion to the degree of non-compliance, without claiming compensation for damages or terminating the contract.

6 If the buyer discovers a non-conformity with the contract regarding the property, they must promptly notify the seller to that effect and give them the opportunity to confirm the non-confomity.

7 If the buyer does not notify the seller that the property is non-compliant with the contract within two years of the delivery of the property, the buyer cannot exercise the rights stipulated in this article.

8 If the building is a newly built house (as defined in Article 2, Paragraph 2 of the "Act on the Promotion of Quality Assurance for Housing" (hereinafter referred to as the "Housing Quality Assurance Act") Article 2, Paragraph 2 of the Act on Assurance of Housing Quality (hereinafter referred to as the "Housing Quality Assurance Act")), notwithstanding Paragraphs 1 to 5, the seller shall, based on the Housing Quality Assurance Act, notify the buyer of any non-conformity of the contract (excluding those that do not affect structural strength or rainwater penetration) for "the main structural parts or parts that prevent rainwater penetration" of the housing listed in the attached table , the seller shall be liable for a period of 10 years from the time of delivery to the buyer (or, in the case where the new housing was delivered to the seller by the contractor based on a new housing construction contract, from the time of delivery).

(Release of deposit)

Article 12. The seller and buyer may cancel this contract by giving written notice to the other party and by the buyer waiving the deposit to the seller and the seller actually providing the buyer with the money already received as the deposit and an amount equal to the deposit.

(Cancellation and penalty for breach of contract except for nonconformity to contract)

Article 13. If the seller or buyer fails to fulfill its obligations under this contract, it may give notice to the other party to fulfill its obligations within a reasonable time limit, and if the other party fails to fulfill its obligations within that time limit, the seller or buyer may cancel this contract.

2 In the event that the contract is terminated in accordance with the provisions of the preceding paragraph, the seller and the buyer may request payment of a penalty (hereinafter referred to as the "penalty") from the other party. However, if the breach of contract is due to reasons that cannot be attributed to the other party in light of this contract and common sense in business transactions, the penalty cannot be claimed.

3 With respect to the penalty in the preceding paragraph, no claim for increase or decrease of the penalty shall be made to the other party, regardless of the amount of damages actually incurred.

4 The payment and settlement of the penalty under Paragraph 2 shall be made as follows

(1) In the event of a breach of contract by the Seller, the Seller shall promptly return all monies received to the Buyer without interest and pay a penalty.

(2) If the buyer is in breach of contract and the penalty exceeds the amount already paid, the buyer must promptly pay the seller the difference. If the amount already paid exceeds the penalty, the seller must promptly return the balance to the buyer without interest, after deducting the amount of the penalty from the amount already received.

5 The provisions of this Article shall not apply to termination of the contract due to nonconformity with the contract as provided in Article 11.

(Special agreement on the use of loans)

Article 14. If the Buyer intends to use the financing described above for the purchase price, the Buyer shall apply for such financing promptly after the execution of this Agreement.

2 If approval is not obtained for all or part of the amount of the loan in the preceding paragraph by the date of obtaining the loan approval, or if the loan is rejected, this contract will be automatically terminated on the date of obtaining the loan approval, without any further indication of intention by the buyer or seller.

3 (2) When this Agreement is cancelled pursuant to the preceding paragraph, the Seller shall promptly return the money received to the Buyer without interest.

4 If the buyer does not follow the procedures for applying for financing as stipulated in Paragraph 1, or intentionally prevents approval of the financing, this will not be subject to cancellation under the provisions of this article.

5 A loan shall not be subject to termination under this Article if the reason for disapproval or denial of the loan is due to any of the following

a) If it is due to a misrepresentation or false declaration by the buyer or if the documents submitted are not genuine

b) If you intentionally fail to disclose or make a false disclosure to the seller or real estate agent regarding your past and current borrowing status or whether you have undergone legal reorganization procedures (bankruptcy, civil rehabilitation, voluntary reorganization, etc.)

c) In the event of a job transfer or resignation for personal reasons after the conclusion of this agreement.

d) In the event of a change in the application details, such as an increase in the amount of the loan due to the buyer's circumstances after the conclusion of this contract, or a breach of the conditions for approval of the loan attached at the time of the conclusion of this contract, or any other reason for which the buyer is responsible.

(Stamp burden classification)

Article 15. The Buyer shall affix, at its own expense, the stamps prescribed by law to this Agreement in its possession.

(Succession to various provisions)

Article 16. The seller shall cause the buyer to succeed to all the various regulations (including agreements with municipalities and the rules of local neighborhood associations, etc.) concerning the maintenance and management of the environment of the property, and the buyer shall succeed to these.

(Special exception when there is more than one party to the contract)

Article 17. If there is more than one seller or buyer, the obligations under this contract shall be joint and several obligations of each seller and each buyer. In addition, any notice regarding this contract shall be effective for all parties when it reaches one of the multiple parties.

(Agreement on court of competent jurisdiction)

Article 18. The Seller and the Buyer shall submit to the exclusive jurisdiction of the court having jurisdiction over the location of the Seller's head office in the event of any dispute concerning this Agreement.

(Obligation to consult on matters not stipulated)

Article 19. Matters not stipulated in this contract shall be determined in good faith by the seller and buyer through consultation, with the assistance of a mediator if one is present, in accordance with the Civil Code, other relevant laws and regulations, and real estate transaction practices.

(Special agreement regarding exclusion of antisocial forces)

Article 20. The Seller and the Buyer shall affirmatively covenant to the other party to the following items

(1) The applicant must not be a member of a crime syndicate, a crime syndicate-related company, a corporate extortionist, or any other person or organization that is equivalent to any of the above (hereinafter collectively referred to as " anti-social forces ").

(2) (2) The company's own officers (employees, directors, executive officers, or persons equivalent thereto, who execute business operations) (iii) The officers of the company (employees, directors, executive officers, or other equivalent persons who execute the business) are not antisocia

(3) (2) The applicant shall not allow antisocial forces to use his/her own name to enter into this Agreement.

(4) Not to engage in any of the following acts in relation to this contract, either by oneself or through a third party, until the delivery of the property and the payment of the full purchase price have been completed.

a) Threatening behavior or the use of violence against the other party

b) Interfering with the business of the other party or damaging their credibility by using fraudulent means or force

2 If either the seller or the buyer falls under any of the following, the other party may cancel this contract without any prior notice.

a) When it is found that a declaration has been made contrary to the assurances in the preceding paragraph (1) or (2)

b) When it is found that the contract was made in violation of the assurance described in the preceding paragraph (3)

c) In the event of an act in violation of the assurance in the preceding paragraph (4)

3 The Buyer shall assure the Seller that it will not use the Property as an office or other base of activities for antisocial forces, either by itself or by a third party.

4 (2) The Seller may cancel this contract without any notice if the Buyer acts in violation of the preceding paragraph.

5 In the event that this agreement is terminated in accordance with the provisions of Paragraph 2 or the preceding paragraph, the party who is terminated shall pay the other party a penalty (liquidated damages) equivalent to 20% of the purchase price.

6 If this contract is terminated in accordance with the provisions of Paragraph 2 or Paragraph 4, the person who is terminated may not make any claims against the other party for any damages arising from the termination.

7 In the event that this agreement is terminated in accordance with the provisions of Paragraph 2 or Paragraph 4, the termination and penalty shall be in accordance with the provisions of Paragraph 2, Paragraph 4, Paragraph 5 and the preceding paragraph, and the provisions of Article 13, Paragraphs 1 to 3 shall not apply.

8 If the buyer is found to have violated the provisions of Paragraph 3 and used the property as an office or other base of operations for antisocial forces, and the seller terminates the contract in accordance with the provisions of Paragraph 4, the buyer shall pay the seller a penalty of 80% of the sales price in addition to the penalty in Paragraph 5. However, this clause does not apply when the real estate agent is the seller and the buyer is not a real estate agent.

Appended table "Major structural members of a house or parts of a house that prevent rainwater infiltration"

(1)	Major structural members	The foundation, foundation piles, walls, pillars, roof trusses, base plates, diagonal members (diagonal braces, diagonal struts, firestop materials, and other similar items), floor slabs, roof slabs, or horizontal members (beams, girders, and other similar items) of a house that support the dead weight or live load of the house, snow, wind pressure, soil pressure, or water pressure, or earthquakes and other vibrations or impacts.
(2)	Areas where rainwater infiltration is prevented	① Doors, frames, or other fittings on the roof or exterior walls of a dwelling or openings in such roofs or exterior walls ② Of the drainage pipes installed in a house to remove rainwater, the part that is inside the roof or exterior wall of the house or inside the house